Exhibit (a)

CERTIFICATE OF FORMATION

OF

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	Name. The name of the limited liability company formed hereby is NB Crossroads Private Markets Access Fund LLC (the “Company”).

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is 12 Timber Creek Lane, Newark, DE 19711.

3.
Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, DE 19711.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation, effective as of July 10, 2020.

By:	/s/ James Bowden
James Bowden, Authorized Signatory